Exhibit 99.1

For Further Information Call:
Walter A. Shephard
Vice President Finance, CFO, and Treasurer
Voice: 860-704-3955
inquire@zygo.com

For Immediate Release

ZYGO REPORTS FISCAL 2009 FOURTH QUARTER AND FULL YEAR RESULTS

MIDDLEFIELD, CT, AUGUST 20, 2009 – Zygo Corporation (NASDAQ: ZIGO) today announced its financial results for the fourth quarter and full year of fiscal 2009. Fourth quarter net sales of $24.2 million increased 21% from the prior quarter, reflecting initial improvements in the overall business environment and stronger orders for the Metrology Solutions Division. Revenues of $24.2 million were down 50% compared to $48.5 million in the fourth quarter of fiscal 2008.

The Company recorded a net loss for the fourth quarter of fiscal 2009 of $47.4 million, or $2.81 per diluted share, as compared with $1.1 million of net earnings, or $0.06 per diluted share, in the fourth quarter of fiscal 2008. The net loss included $41.8 million in significant charges, net of taxes, equivalent to $2.48 per share, which included asset impairment charges, write-downs and reserves on various other balance sheet items, and a valuation allowance on our deferred tax assets. These charges were incurred primarily as a result of the economic downturn, recent changes in ZYGO’s business strategy and operations, and the resulting revaluation of certain of the Company’s assets.

GAAP Results
(Thousands of dollars	Q4 FY 2009	Q3 FY 2009	Q4 FY 2008	FY 2009	FY 2008
except per share data)
Net Sales	$24,167	$20,031	$48,497	$116,040	$159,036
Operating Profit (Loss)	(19,116)	(19,826)	2,253	(44,253)	2,047
Net Earnings (Loss)	($47,425)	($15,101)	$1,053	($66,064)	$1,239
Earnings (Loss) per Share	($2.81)	($0.90)	$0.06	($3.92)	$0.07

Non-GAAP Results
(Thousands of dollars	Q4 FY 2009	Q3 FY 2009	Q4 FY 2008	FY 2009	FY 2008
except per share data)
Operating Profit (Loss)	($6,011)	($7,356)	$1,658	($15,560)	$3,143
Net Earnings (Loss)	($5,630)	($7,539)	$727	($15,026)	$1,932
Earnings (Loss) per Share	($0.33)	($0.45)	$0.04	($0.89)	$0.11

A reconciliation between GAAP (Accounting Principles Generally Accepted in the United States of America) operating results and non-GAAP operating results is provided following the financial statements that are part of this release. ZYGO’s non-GAAP results include the impact of stock-based compensation, but exclude the impact of merger and acquisition costs, intangible and fixed asset impairments, inventory and deferred tax asset valuation reserves, and bad debt expenses, as well as restructuring related charges such as severance.

For fiscal 2009, the Company recorded net sales of $116.0 million, as compared with $159.0 million for fiscal 2008. The Company recorded a net loss of $66.1 million in fiscal 2009, or a loss of $3.92 per diluted share, as compared with net earnings of $1.2 million, or $0.07 per diluted share, in fiscal 2008. The fiscal 2009 net loss on a non-GAAP basis, excluding the impact of merger and acquisition costs, intangible and fixed asset impairments, inventory and deferred tax asset valuation reserves and restructuring related charges, was $15.0 million, or $0.89 per share.

Orders for the fourth quarter of fiscal 2009 were $15.3 million as compared with orders of $15.6 million in the third quarter of fiscal 2009. Orders for the Metrology Solutions Division accounted for 71% of the orders received, with the Optical Systems Division contributing the remaining 29%.

Commenting on the fourth quarter results of fiscal 2009, ZYGO’s chief executive officer Bruce Robinson said, “The fourth quarter of fiscal 2009 included a number of developments in ZYGO’s business. First, our business began to recover from reduced levels experienced in the third quarter of fiscal 2009, with revenue growth and order momentum building in our Metrology Solutions Division. Second, we completed the first phase of our new strategy to be a critical OEM supplier of enabling semiconductor technology through our business partnership with Nanometrics.

“As a result of the changes to our business strategy and operations, prompted by the termination of merger activities in April 2009 and the overall business climate, we undertook a revaluation of several balance sheet items, including inventory and fixed and intangible assets as well as our deferred tax assets. These efforts resulted in a significant number of charges in the fourth quarter of fiscal 2009, which together had a $2.48 impact on our loss per share.

“We expect the restructuring of our business combined with anticipated recovery in our end markets will provide significant operating leverage. We made further reductions to our work force during the fourth quarter, projected to produce annual savings of $2.5 million. With this action and others that we have taken over the past several months, we have reduced our annualized operating costs by over $17.0 million.

“Our balance sheet is strong, with $36.7 million in available cash and marketable securities – and no debt –at the end of the quarter. Cash balances decreased $6.0 million from the third quarter of fiscal 2009, due primarily to the payment of $5.4 million for a merger termination fee and $0.8 million in severance related to the workforce reduction.

“We enter fiscal 2010 with a feeling of optimism. We believe our business reached a bottom in the third quarter and there are signs that the recession may be waning. Although this does not mean that a rapid upturn in orders is imminent, it does mean that we can focus on growth rather than contraction. We have made a strategic decision to concentrate our resources on our core metrology and optics technologies. Fully automated in-line production tools will be marketed through OEM partnerships with companies that have achieved market success with complementary metrology products. Our recent strategic partnership with Nanometrics is an example of this strategy, which will allow us to benefit from the market penetration of our core technology into the semiconductor industry without the significant investment that would be associated with distribution, applications and support. We will continue to sell directly into our traditional markets. We believe these strategies will improve margins and profitability as the relationships mature.

“There are a number of positives across the company that point to future success. We have ongoing technology development programs that clearly establish the strength of our technology and competitive position. Our China joint venture is shipping product, in significant volume, to customers not previously served. Our success in attracting customers in the medical market for opto-mechanical assemblies is anticipated to begin having a positive impact in this fiscal year. With the cost reduction actions we have taken and those under consideration, as well as the continued investment in R&D, ZYGO is building a foundation for future success,” Robinson concluded.

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

Note: ZYGO’s teleconference to discuss the results of the fourth quarter of fiscal 2009 and full fiscal year will be held at 6 PM Eastern Time on August 20, 2009 and can be accessed by dialing 800-909-4197. This call is web cast live on ZYGO’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

All statements other than statements of historical fact included in this news release regarding financial performance, condition and operations, and the business strategy, plans, anticipated sales, orders, market acceptance, growth rates, market opportunities, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers; fluctuations in net sales to our major customer; manufacturing and supplier risks; risks of order cancellations, push-outs and de-bookings; dependence on timing and market acceptance of new product development; rapid technological and market change; risks in international operations; dependence on proprietary technology and key personnel; length of the sales cycle; environmental regulations; investment portfolio returns; fluctuations in our stock price; and the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release. Further information on potential factors that could affect Zygo Corporation's business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2008, as amended by our Form 10-K/A filed with the Securities and Exchange Commission on October 27, 2008.

Zygo Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net sales	$24,167	$48,497	$116,040	$159,036
Cost of goods sold	24,922	26,921	84,572	94,213
Gross profit (loss)	(755)	21,576	31,468	64,823

Selling, general, and administrative expenses	9,231	13,245	38,560	37,769
Research, development, and engineering expenses	6,276	6,853	24,525	24,168
Provision for doubtful accounts and notes	2,136	(1,032)	3,150	491
Severance charges	688	257	1,203	348
Merger related expenses	30	-	8,283	-
Operating profit (loss)	(19,116)	2,253	(44,253)	2,047

Other income
Interest income	85	369	885	2,367
Miscellaneous income (expense)	340	(317)	444	(235)
Total other income	425	52	1,329	2,132
Earnings (loss) before income taxes
and minority interest	(18,691)	2,305	(42,924)	4,179

Income taxes	(28,690)	(900	(22,345)	(1,542)
Minority interest	(44)	(352)	(795)	(1,398)
Net earnings (loss)	$(47,425)	$1,053	$(66,064)	$1,239

Basic - Earnings (loss) per share	$(2.81	$0.06	$(3.92	$0.07
Diluted - Earnings (loss) per share	$(2.81	$0.06	$(3.92	$0.07

Weighted average shares outstanding:
Basic	16,894	16,730	16,843	17,295
Diluted	16,894	17,131	16,843	17,648

Zygo Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Thousands of dollars)	June 30, 2009	June 30, 2008
Assets
Current assets:
Cash and cash equivalents	$32,723	$26,421
Marketable securities	4,015	17,639
Receivables, net	21,143	31,036
Inventories	30,452	37,542
Prepaid expenses	1,552	2,230
Income tax receivable	1,022	241
Deferred income taxes	-	12,143
Total current assets	90,907	127,252

Marketable securities	499	6,963
Property, plant, and equipment, net	27,469	36,371
Deferred income taxes	-	8,904
Intangible assets, net	4,211	9,522
Long-term income tax receivable	616	616
Other assets	397	380
Total assets	$124,099	$190,008

Liabilities and Stockholders' Equity
Current liabilities:
Payables	$5,191	$7,955
Accrued expenses	15,974	14,414
Deferred income taxes	-	32
Total current liabilities	21,165	22,401

Other long-term liabilities	1,081	844
Long term income tax payable	1,826	1,973
Minority interest	1,338	1,844
Stockholders' equity	98,689	162,946
Total liabilities and stockholders' equity	$124,099	$190,008

Zygo Corporation and Subsidiaries
Reported Results to Non-GAAP Results
(Unaudited)

(Thousands of dollars, except per share amounts)
	Three Months Ended			Year Ended
	6/30/2009	3/31/2009	6/30/2008	6/30/2009	6/30/2008
GAAP operating profit (loss), as reported	$(19,116)	$(19,826)	$2,253	$(44,253)	$2,047
Adjustments to cost of goods sold
Asset impairment charges	5,846	-	-	5,846	-
Restructuring and severance charges	602	353	89	955	189
Inventory adjustments	2,326	3,394	-	5,720	-
Total adjustments to cost of goods sold	8,774	3,747	89	12,521	189

Adjustments to operating expenses
Merger related charges	30	6,059	-	8,283	-
Asset impairment charges (SG&A)	185	854	-	1,039	-
Asset impairment charges (RD&E)	1,467	1,295	-	2,762
Severance charges	688	515	257	1,203	348
Provision for doubtful accounts and notes *1	1,961	-	(941)	2,885	559
Total adjustments to operating expenses	4,331	8,723	(684)	16,172	907

Total adjustments	13,105	12,470	(595)	28,693	1,096

Non-GAAP operating profit (loss), as adjusted	$(6,011)	$(7,356)	$1,658	$(15,560)	$3,143

Other income (expense) (as reported)	425	(80)	52	1,329	2,132
Minority interest (as reported)	(44)	(103)	(352)	(795)	(1,398)
Income tax expense *2	-	-	(631)	-	(1,945)

Non-GAAP net earnings (loss) as adjusted	$(5,630	$(7,539)	$727	$(15,026)	$1,932

GAAP net earnings (loss) per share as reported	($2.81)	($0.90)	$0.06	($3.92)	$0.07
Non-GAAP net earnings (loss) per share as adjusted	($0.33)	($0.45)	$0.04	($0.89)	$0.11
Weighted average shares used in diluted shares
calculation	16,894)	16,872	17,131	16,843	17,648

*1 Management has included certain fiscal 2009 provisions for specific large customer doubtful accounts in this reconciliation as such provisions are considered unusual due to their size and severity. Provisions for doubtful accounts of a nature that occur in the ordinary course have not been included in such reconciliation. In addition, changes in the provision for fiscal 2008 and fiscal 2009 related to the extension of a note receivable to Solvision have been included in this reconciliation as a significant, unusual item as well.

*2 The Company’s reported results for fiscal 2009 include a full valuation allowance on its deferred tax assets. Accordingly, for purposes of computing non-GAAP net earnings (loss), as adjusted, the Company has assumed no tax benefit would be recorded in fiscal 2009. Fiscal 2008 results on the non-GAAP basis were adjusted based on the effective tax rates in the respective fiscal 2008 periods.

Non-GAAP operating profit (loss), as adjusted, Non-GAAP net earnings (loss), as adjusted and Non-GAAP net earnings (loss) per share, as adjusted are operating performance measures defined by the Company and used by the Company’s management to evaluate its operating activities and a reconciliation of such amounts to reported results is presented above. These non-GAAP financial measures are not intended to replace reported amounts of operating profit (loss), net earnings (loss) or net earnings (loss) per share, which respectively are the most directly comparable GAAP financial measures. The Company believes that providing such a reconciliation is useful to users of the financial statements, since it excludes certain significant and unusual charges in its results, thus enhancing comparability of the Company’s results between periods presented. These non-GAAP measures are not alternatives to the most directly comparable reported measures under GAAP and should not be considered as alternatives to operating profit (loss), net earnings (loss), and net earnings (loss) per shares or any other measure of consolidated operating results under GAAP.